EXHIBIT 99.1

AutoZone 1st Quarter Same Store Sales Increase 3.4%; EPS Increases to $14.30

MEMPHIS, Tenn., Dec. 10, 2019 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $2.8 billion for its first quarter (12 weeks) ended November 23, 2019, an increase of 5.7% from the first quarter of fiscal 2019 (12 weeks).  Domestic same store sales, or sales for stores open at least one year, increased 3.4% for the quarter.

Operating profit increased 2.5% to $500.0 million. Net income for the quarter decreased 0.3% over the same period last year to $350.3 million, while diluted earnings per share increased 6.2% to $14.30 per share from $13.47 per share in the year-ago quarter. The decrease in net income was driven by an increased effective tax rate resulting from a reduced benefit from stock options exercised during the quarter. The benefit from stock options increased EPS by $0.06 versus $0.43 last year.

For the quarter, gross profit, as a percentage of sales, was relatively flat to last year at 53.7%.  Operating expenses, as a percentage of sales, were 35.8% (versus 35.2% the same period last year), with deleverage primarily driven by domestic store payroll and benefits.

Under its share repurchase program, AutoZone repurchased 403 thousand shares of its common stock for $450.0 million during the first quarter, at an average price of $1,116 per share.  At the end of the first quarter, the Company had $1.3 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 9.1% over the same period last year, driven by new stores and increased product placement.  Inventory per store was $694 thousand versus $658 thousand last year and $674 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was a negative $71 thousand versus negative $59 thousand last year and negative $85 thousand last quarter.

“I would like to thank and congratulate our entire organization for delivering solid sales and earnings in our first fiscal quarter. Our business strengthened during the quarter with accelerated growth in both Retail and Commercial. The hard work of our AutoZoners and their dedication to providing superior customer service, again drove our strong quarterly performance. As our industry’s fundamentals remain healthy, we are optimistic about what we can accomplish this new year, with our ongoing initiatives in place to improve inventory availability, drive DIY sales, and continue to grow Commercial substantially faster than industry growth. We believe our efforts will allow us to meet or exceed our customers’ needs across all channels. As we opportunistically invest capital in our business, we remain committed to our disciplined approach of increasing operating earnings and cash flow, and of utilizing our balance sheet and capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended November 23, 2019, AutoZone opened 18 new stores in the U.S., two in Mexico and two in Brazil.  As of November 23, 2019, the Company had 5,790 stores in the U.S., 606 stores in Mexico, and 37 stores in Brazil for a total store count of 6,433.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas.  Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. We also have commercial programs in stores in Mexico and Brazil.  AutoZone also sells the ALLDATA brand automotive diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. Additionally, on www.duralastparts.com we provide product information on our Duralast branded product.  AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, December 10, 2019, beginning at 10:00 a.m. (EST) to discuss its first quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozone.com by clicking “Investor Relations,” located at the bottom of the page.  The call will also be available by dialing (210) 839-8923.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through Thursday, January 9, at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP financial measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR.  These calculations include adjustments for impairment charges, pension termination charges and deferred tax liabilities. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damages to our reputation; challenges in international markets; failure or interruption of our information technology systems; origin and raw material costs of suppliers; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Annual Report on Form 10-K for the year ended August 31, 2019, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations
1st Quarter, FY2020
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 23, 2019	November 17, 2018

Net sales	$2,793,038	$2,641,733
Cost of sales	1,291,970	1,224,259
Gross profit	1,501,068	1,417,474
Operating, SG&A expenses	1,001,045	929,656
Operating profit (EBIT)	500,023	487,818
Interest expense, net	43,743	39,006
Income before taxes	456,280	448,812
Income taxes(1)	105,942	97,406
Net income	$350,338	$351,406
Net income per share:
Basic	$14.67	$13.71
Diluted	$14.30	$13.47
Weighted average shares outstanding:
Basic	23,875	25,629
Diluted	24,493	26,097

(1)The Company's effective tax rate was 23.2% for the 12 Weeks Ended November 23, 2019 and 21.7% for the comparable prior year period. First quarter fiscal 2020 and 2019 include $1.5M and $11.2M in excess tax benefits from stock option exercises, respectively.

Selected Balance Sheet Information
(in thousands)
	November 23, 2019	November 17, 2018	August 31, 2019
Cash and cash equivalents	$158,089	$252,086	$176,300
Merchandise inventories	4,463,124	4,090,376	4,319,113
Current Assets	5,156,975	4,814,329	5,028,685
Property and equipment, net	4,450,656	4,228,801	4,398,751
Operating lease right-of-use assets	2,585,105	-	-
Total assets	12,700,456	9,523,581	9,895,913
Accounts payable	4,922,148	4,455,330	4,864,912
Current Liabilities	5,868,236	5,168,172	5,512,141
Operating lease liabilities - long-term	2,506,829	-	-
Total debt	5,287,324	5,156,037	5,206,344
Stockholders' (deficit)	(1,776,090)	(1,658,616)	(1,713,851)
Working capital	(711,261)	(353,843)	(483,456)

AutoZone's 1st Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
		November 23, 2019	November 17, 2018
Net income		$1,616,153	$1,407,939
Add: Impairment before tax		-	193,162
Pension termination charges before tax		-	130,263
Interest		189,541	174,644
Taxes		422,648	247,337
Adjusted EBIT		2,228,342	2,153,345

Add: Depreciation and amortization		377,255	349,550
Rent expense(1)		337,102	317,141
Share-based expense		42,724	43,115
Adjusted EBITDAR		$2,985,423	$2,863,151

Debt		$5,287,324	$5,156,037
Financing lease liabilities		195,663	158,284
Add: Rent x 6(1)		2,022,612	1,902,846
Adjusted debt		$7,505,599	$7,217,167

Adjusted debt to EBITDAR		2.5	2.5

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
		Trailing 4 Quarters
		November 23, 2019	November 17, 2018
Net income		$1,616,153	$1,407,939
Adjustments:
Impairment before tax		-	193,162
Pension termination charges before tax		-	130,263
Interest expense		189,541	174,644
Rent expense(1)		337,102	317,141
Tax effect(2)		(109,015)	(201,217)
Deferred tax liabilities, net of repatriation tax		(6,340)	(132,113)
Adjusted After-tax return		$2,027,441	$1,889,819

Average debt(3)		$5,182,565	$5,028,638
Average stockholders' deficit(3)		(1,666,486)	(1,479,244)
Add: Rent x 6(1)		2,022,612	1,902,846
Average financing lease liabilities(3)		170,863	157,763
Pre-tax invested capital		$5,709,554	$5,610,003

Adjusted ROIC		35.5%	33.7%

(1) Effective September 1, 2019, the Company adopted ASC 842, the new lease accounting standard that required the Company to recognize operating lease assets and liabilities on the balance sheet. The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the 12 weeks ended November 23, 2019.

Total lease cost, per ASC 842, for the 12 weeks ended November 23, 2019			$95,840
Less:	Financing lease interest and amortization		(14,041)
Less:	Variable operating lease components, related to insurance and common area maintenance for the 12 weeks ended November 23, 2019		(6,207)
Rent expense for the 12 weeks ended November 23, 2019			75,592
Add:	Rent expense for the 41 weeks ended August 31, 2019, as previously reported prior to the adoption of ASC 842		261,510
Rent expense for the 53 weeks ended November 23, 2019			$337,102

(2) Effective tax rate over trailing four quarters ended November 23, 2019 is 20.7%. Effective tax rate over trailing four quarters ended November 17, 2018 was 24.2% for impairment, 28.1% for pension termination and 23.4% for interest and rent expense.
(3) All averages are computed based on trailing 5 quarter balances.

Other Selected Financial Information
(in thousands, except ROIC)
		November 23, 2019	November 17, 2018
Cumulative share repurchases ($ since fiscal 1998)		$21,873,206	$19,915,371
Remaining share repurchase authorization ($)		1,276,794	984,629

Cumulative share repurchases (shares since fiscal 1998)		147,273	145,342

Shares outstanding, end of quarter		23,655	25,216

Depreciation and amortization		89,750	82,452

Capital spending		101,407	98,168

AutoZone's 1st Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended
	November 23, 2019		November 17, 2018
Domestic:
Store count:
Beginning stores	5,772		5,618
Stores opened	18		13
Ending domestic stores	5,790		5,631

Relocated stores	-		1

Stores with commercial programs	4,917		4,766

Square footage (in thousands)	37,910		36,836

Mexico:
Beginning stores	604		564
Stores opened	2		3
Ending Mexico stores	606		567

Brazil:
Beginning stores	35		20
Stores opened	2		-
Ending Brazil stores	37		20

Total stores	6,433		6,218

Square footage (in thousands)	42,695		41,180
Square footage per store	6,637		6,623

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	November 23, 2019		November 17, 2018		November 23, 2019	November 17, 2018
Sales per average store	$427		$418		$1,865	$1,792
Sales per average square foot	$64		$63		$281	$271

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$2,743,239		$2,593,440		$11,795,034	$11,034,810	(1)
% Increase vs. LY	5.8%		3.3%		6.9%	3.7%

Domestic Commercial
Total domestic commercial sales	$621,483		$546,908		$2,637,406	$2,269,864
% Increase vs. LY	13.6%		11.3%		16.2%	8.4%

All Other (ALLDATA)
All other sales	$49,799		$48,293		$220,013	$238,870	(2)
% Increase vs. LY	3.1%		(38.9%)		(7.9%)	(34.8%)

(1)			Results include IMC, which was sold during the third quarter of fiscal 2018 (effective April 4, 2018).
(2)			Results include AutoAnything, which was sold during the third quarter of fiscal 2018 (effective February 26, 2018).

	12 Weeks Ended		12 Weeks Ended
	November 23, 2019		November 17, 2018
Domestic same store sales	3.4%		2.7%

Inventory Statistics (Total Stores)
	as of		as of
	November 23, 2019		November 17, 2018
Accounts payable/inventory	110.3%		108.9%

($ in thousands)
Inventory	$4,463,124		$4,090,376
Inventory per store	694		658
Net inventory (net of payables)	(459,024)		(364,954)
Net inventory/per store	(71)		(59)

	Trailing 5 Quarters
	November 23, 2019		November 17, 2018
Inventory turns	1.3	x	1.3	x